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Exhibit 10.18

SEVERANCE AGREEMENT AND RELEASE OF CLAIMS

        This Severance Agreement and Release of Claims ("Agreement") is entered into by and between Stacey Peterson ("Employee"), and Internet Brands, Inc. ("IB" or the "Company") (collectively, the "Parties"), on April 19, 2007 (the "Effective Date").

        WHEREAS, Employee was employed by IB as Chief Financial Officer;

        WHEREAS, IB and Employee are parties to a Severance Payment Agreement that provides for certain monies to be paid to Employee upon termination of her employment with IB, provided said termination is without cause;

        WHEREAS, IB terminated Employee's employment effective November 17, 2006 (the "Termination Date");

        WHEREAS, a good faith dispute has arisen between IB and Employee regarding the applicability of the Severance Payment Agreement to Employee's termination; and

        WHEREAS, IB wishes to lessen any financial hardship occasioned by Employee's termination and to settle fully and finally now all actual or potential differences between IB and Employee regarding Employee's employment and the termination of Employee's employment with IB. In addition, IB wishes to continue to safeguard its proprietary and confidential information;

        THEREFORE, in consideration of the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, the Parties agree as follows:

        1.    Severance Payment.    In consideration for Employee's (a) release of any and all claims she may have against the Company, if any, and (b) adherence to each of the terms and conditions of this Agreement, and provided that Employee has signed this Agreement and has not later revoked it, the Parties agree as follows:

          a)    Severance Payment.    Within fifteen (15) days after the date on which Employee has signed this Agreement and returned it to the Company, and provided that Employee has not revoked this Agreement pursuant to Section 1k, below, the Company agrees to pay Employee separation pay in the amount of Two-hundred and Two-thousand and Five-hundred dollars ($202,500) (the "Severance Payment"), less all legally required withholdings and authorized deductions. Additionally, in a separate check, the Company shall pay $938.25 for nine months of premiums for Employee's life and accidental death and disability insurance following Employee's termination ("Insurance Payment"). No withholdings shall be made from this later check. Employee acknowledges and agrees that IB and its counsel have not made representations to her regarding the tax consequences of any amounts received by it pursuant to this Agreement. Employee agrees to pay federal and/or state taxes, if any, which are required by law to be paid with respect to the Severance Payment and Insurance Payment.

          b)    Surrender & Sale of Stock & Payment of Interest on Note.    Upon the execution of this Agreement, Employee shall surrender 51,830 shares of her 110,000 shares of common stock at a price of $2.35 per share to repay, in full, the principal amount of the Promissory Note owed to IB by Employee related to Employee's purchase of the 110,000 vested shares of common stock and interest that has accrued to date. Within fifteen (15) days after Employee has first signed this Agreement and returned it to the Company, and provided that Employee gas not revoked this Agreement pursuant to Section 1k, below, the Company shall purchase Employee's remaining 58,170 shares of common stock at a price of $1.60 per share(the "Stock Purchase") for a total of

  Ninety-three thousand and Seventy-two dollars ($93,072) (the "Stock Purchase Payment"). No withholdings shall be made from the Stock Purchase Payment. Upon delivery of the Stock Purchase Payment to Employee, Employee acknowledges and agrees that Company will cancel all stock certificates of Employee in Company's possession, representing all of Employee's ownership interest in the Company. Employee shall reasonably cooperate with Company to execute any additional documents as necessary to complete the Stock Purchase and transfer ownership rights in the stock to the Company.

          c)    No Other Compensation or Benefits.    Employee acknowledges that she has elected not to participate in IB's medical, dental, and/or vision, insurance plans. Except as provided in this Agreement, Employee shall not be entitled to receive any other compensation or benefits of any sort from the Company, its affiliates, or their officers, directors, employees, agents, insurance companies, attorneys, shareholders, or subsidiaries for, without limitation, salary, vacation, bonuses, stock, stock options, health care continuation coverage or any other compensation or benefits.

          d)    No Claims or Lawsuits.    Employee represents that she has not filed or asserted any complaints, claims, or actions against IB and its parent companies, subsidiaries, divisions, affiliates, joint venturers, predecessors, successors, and their past, present and future officers, directors, shareholders, owners, assigns, agents, employees, attorneys, representatives, insurers reinsurers, including, but not limited to Idealab (collectively referred to herein as "IB Released Parties") with any state, federal, or local governmental agency or court or arbitrator and that he will not do so at any time hereafter, and that if any agency, court, or arbitrator assumes jurisdiction of any complaint, claim, or action against IB Released Parties, Employee will direct that agency, court, or arbitrator to withdraw from or dismiss with prejudice the matter. IB represents that it has not filed or asserted any complaints, claims, or actions against Employee, her spouse, heirs, and/or attorneys ("Employee Released Parties") with any state, federal, or local governmental agency or court or arbitrator and that it will not do so at any time hereafter, and that if any agency, court, or arbitrator assumes jurisdiction of any complaint, claim, or action against Employee Released Parties, Employee will direct that agency, court, or arbitrator to withdraw from or dismiss with prejudice the matter.

          e)    No Assistance.    Employee understands that if this Agreement were not signed, she would have the right to voluntarily assist other individuals or entities in bringing claims against the Company. Employee further understands and agrees that she waives such right and she shall not aid or assist others in their pursuit of claims against the Company unless (1) Employee is required to provide such assistance pursuant to a court order, or (2) Employee's assistance is sought by the EEOC or any other federal, state or local governmental entity.

          f)    No Admission.    This Agreement and compliance with this Agreement shall not be construed as an admission by the Parties of any liability whatsoever, or as an admission by the Parties of any violation of the rights of the other or any person, or any violation of any order, law, statute, duty, or contract whatsoever against the other party. The Parties specifically deny and disclaim any liability to the other or any other person for any alleged violation of the rights of Employee, the Company, or any person, or for any alleged violation of any order, law, statute, duty, or contract on the part of the Parties, or either of them, including the Company's employees or agents or affiliated entities or their employees or agents.

          g)    No Future Employment.    Employee agrees that she will not seek or maintain employment, independent contractor status, or any other business relationship in the future with IB, Idealab, and/or Idealab owned companies in any position or capacity whatsoever and that IB, Idealab, and/or Idealab owned companiesare entitled to reject, with or without cause, any application for employment or agreement for independent contractor status or any other business relationship with IB, Idealab, and/or Idealab owned companiesmade by Employee. Employee further agrees that any rejection of any application or offer made to IB, Idealab, and/or Idealab owned companies by Employee is not for discriminatory or any other illegal purpose.

          h)    Employment Verification.    Should Employee wish to provide to any current or future employer(s) verification of her prior employment with the Company, she shall arrange for a request for confirmation to be submitted directly to IB's Vice-President, Human Resources, who will then only verify Employee's dates of employment with IB, position held and final salary, and confirm her resignation from IB on good terms.

          i)    Employee's Release of IB Released Parties.    As a material inducement for IB to enter into this Agreement, Employee hereby waive all rights under Employee hereby waives all rights under section 1542 of the California Civil Code with respect to IB Released Parties, which section Employee acknowledges has been fully explained to her by her attorneys and which she fully understands. Section 1542 provides as follows:

    A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

          Notwithstanding the provisions of Section 1542 of the California Civil Code, as a material inducement for IB Released Parties to enter into this Agreement, Employee hereby irrevocably and unconditionally cancels, terminates, abrogates, discharges, waives, fully releases and forever discharges IB Released Parties from any and all claims, debts, liabilities, demands, obligations, guarantees, costs, expenses, attorneys' fees, damages, action or causes of action of any kind, whether known or unknown including any claims for relief, charges, complaints, causes of action, disputes, liens, demands, damages, costs and liabilities of any nature whatsoever, known or unknown, suspected or unsuspected, which she at any time heretofore had or claimed to have had or which she may have or claim to have regarding events that have occurred as of the date of this Agreement, arising out of or relating in any way to Employee's hiring by, employment with, or separation of employment from IB Released Parties, or otherwise relating to Employee's interactions, involvement or employment with IB Released Parties, from the beginning of time through the Effective Date. This release specifically extends to, without limitation, claims or causes of action arising from or related to breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, retaliation, discrimination, harassment, wrongful termination, infliction of emotional distress, loss of future earnings or profits, and claims under the California Constitution, any other applicable State Constitution, the United States Constitution, and applicable state and federal fair employment laws, federal equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Worker Retraining and Notification Act of 1988, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Employee Retirement Income Security Act of 1974, as amended, the California Fair Employment and Housing Act, as amended, the California Business and Professions Code, as amended, the California Labor Code, as amended, and all other applicable state and federal laws. Employee acknowledges and agrees that to the extent not previously paid, the Severance Payment compensates her for all wages and all other monies due and owing to her arising from her employment with IB, including payment for all hours worked, any penalties and/or interest owed, and that she otherwise has been paid for all accrued leave and vacation time. Employee further acknowledges and agrees that the Stock Purchase Payment together with the cancellation in full of the Promissory Note from Employee to Company is in full payment for all of Employee's ownership interest in the Company. However, notwithstanding the foregoing, nothing in this Agreement shall be construed to waive: (1) any right that is not subject to waiver by private agreement, including without limitation any claims arising under state unemployment insurance or workers compensation laws or California Labor Code section 2802; and (2) any rights under this Agreement.

          j)     Nothing in this Agreement shall affect the EEOC's rights and responsibilities to enforce the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, or any other applicable law, nor shall anything in this Agreement be construed as a basis for interfering with Employee's protected right to file a timely charge with, or participate in an investigation or proceeding conducted by, the EEOC, or any other state, federal or local government entity; provided, however, if the EEOC or any other state, federal or local government entity commences an investigation on Employee's behalf, Employee specifically waives and releases her right, if any, to recover any monetary or other benefits of any sort whatsoever arising from any such investigation or otherwise, nor will Employee seek or accept reinstatement to her former position with IB.

          k)    Review and Revocation Period.

            (1)   Employee acknowledges that IB has advised her that she may consult with an attorney of her choosing prior to signing this Agreement and that she has no less than twenty-one (21) days during which to consider the provisions of this Agreement, although she may sign and return it sooner.

            (2)   Employee has carefully read and fully understands all of the provisions of this Agreement, which is written in a manner that she clearly understands.

            (3)   Employee is, through this Agreement, releasing IB Released Parties from any and all claims she may have against IB Released Parties arising before the execution of this Agreement.

            (4)   Employee knowingly and voluntarily agrees to all of the terms in this Agreement.

            (5)   Employee knowingly and voluntarily intends to be legally bound by this Agreement.

            (6)   Employee was advised and hereby is advised in writing to consider the terms of this Agreement and consult with an attorney of her choice prior to signing this Agreement.

            (7)   Employee understands that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §§ 621-634) that may arise after the date this Agreement is signed, are not waived.

            (8)   Employee understands that she has a period of seven (7) calendar days after the date that she signs this Agreement to revoke her acceptance of the terms of this Agreement by delivering a written notification in person, by messenger, by Federal Express, or by facsimile addressed to Internet Brands, Inc. c/o Lynn Tokeshi, 909 N. Sepulveda Blvd., 11th Floor, El Segundo, CA 90245; facsimile (310) 280-4752.

          l)     IB's Release of Employee Released Parties. As a material inducement for Employee to enter into this Agreement, IB hereby waive all rights under section 1542 of the California Civil Code with respect to Employee Released Parties, which section IB acknowledges has been fully explained to it by its attorneys and which it fully understands. Section 1542 provides as follows:

    A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

          Notwithstanding the provisions of Section 1542 of the California Civil Code, as a material inducement for Employee to enter into this Agreement, IB hereby irrevocably and unconditionally cancels, terminates, abrogates, discharges, waives, fully releases and forever discharges Employee Released Parties from any and all claims, debts, liabilities, demands, obligations, guarantees, costs, expenses, attorneys' fees, damages, action or causes of action of any kind, whether known or unknown including any claims for relief, charges, complaints, causes of action, disputes, liens, demands, damages, costs and liabilities of any nature whatsoever, known or unknown, suspected or unsuspected, which they, at any time heretofore had or claimed to have had or which they may have or claim to have regarding events that have occurred as of the date of this Agreement, matters, including, but not limited to, claims or causes of action for misrepresentation, breach of contract, conversion, defamation, slander, and libel, from the beginning of time through the Effective Date.

        2.    Confidentiality.    Employee and her attorneys will keep completely confidential and will not disclose to any person or entity the amount or terms of the parties' settlement, this Agreement, previous settlement negotiations or any understandings, agreements, provisions or information contained herein except as required or authorized by law or pursuant to court order. However, Employee may disclose this Agreement and its terms in her tax return and to her accountants, attorneys, and spouse. Employee agrees to inform anyone to whom disclosure is permitted under this Agreement of the existence of this Confidentiality Agreement and they must agree to be bound by these confidentiality provisions. Employee acknowledges that five thousand dollars ($5,000) of the Severance Payment set forth in paragraph 1a above is being paid in consideration for Employee's promise to maintain the confidentiality of the terms of this Agreement.

        3.    Liquidated Damages re Confidentiality.    The Parties agree that it would be impossible, impractical or extremely difficult to fix the actual damages suffered by reason of a breach of paragraph 2 above, and accordingly hereby agree that five thousand dollars ($5,000) shall be presumed to be the amount of damages sustained by reason of each such breach by Employee, without prejudice to the right of IB to also seek injunctive or other equitable relief.

        4.    Non-Disparagement.    The Parties agree that they will not make any derogatory statements, either oral or written, or otherwise disparage each other, their products, services, work and/or employment, and will take all reasonable steps to prevent others from making derogatory or disparaging statements on their behalf. Employee acknowledges that five thousand dollars ($5,000) of the Severance Payment set forth in paragraph 1a above is being paid in consideration for Employee's promise to refrain from making any derogatory remarks about IB Released Parties.

        5.    Liquidated Damages re Non-Disparagement.    The Parties agree that it would be impossible, impractical or extremely difficult to fix the actual damages suffered by reason of a breach of paragraph 4 above, and accordingly hereby agree that five thousand dollars ($5,000) shall be presumed to be the amount of damages sustained by reason of each such breach by the other, without prejudice to the right any party to also seek injunctive or other equitable relief.

        6.    Return Of Company Property.    Immediately upon the Effective Date, Employee shall return to IB all of its property, equipment, credit cards, documents, records, lists, files and any and all other IB materials including, without limitation, computerized or electronic information that is in Employee's possession as of the Effective Date (the "Company Property"). The Company Property shall be delivered to IB its offices in El Segundo, California (or at such other location designated by IB). Employee shall not retain any Company Property.

        7.    Non-Solicitation of Employees.    For one (1) year following the Termination Date, Employee shall not, directly or indirectly, (i) solicit, induce, or attempt to solicit or induce, any "Company Person" (defined below) to terminate his or her employment or other relationship with IB or any of its subsidiaries, affiliates, successors or assigns for the purpose of associating with any entity that competes with IB, or (ii) otherwise encourage any Company Person to terminate his or her employment or other relationship with IB or any of its subsidiaries, affiliates, successors or assigns for any other purpose or no purpose. As used in this Agreement, "Company Person" shall mean a Person known to Employee to be an employee, officer, director, contractor or consultant of IB, its parent and subsidiary corporations, or their affiliates, successors or assigns.

        8.    Binding on Assigns.    This Agreement is binding upon and inures to the benefit of the respective heirs, successors, assigns, personal representatives, executors and administrators of Employee and IB.

        9.    No Assignments.    Employee warrants and represents that she has not assigned or transferred any of Employee's Claims in whole or in part to any other person or entity.

        10.    Integration.    This instrument contains the entire agreement between the parties relating to the rights herein granted and the obligations herein assumed and supersedes any previous negotiations, agreements or understandings of any kind relating to the subject matter hereof. Any oral representations or modifications concerning this instrument will be of no force or effect. Any representation not expressly contained in this Agreement was not material to any party's decision to enter into this Agreement. This Agreement can be modified only in the form of a writing signed by the parties hereto and specifically identified as an amendment to this Agreement.

        11.    Interpretation.    This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against either of the parties. This Agreement is entered into in California, shall be enforceable in California Superior Court in the County of Los Angeles and shall be governed by the laws of the State of California.

        12.    Severability.    If any terms or provisions of this Agreement are determined to be invalid or unenforceable by a court of law of competent jurisdiction, the parties hereto agree that such a determination will not affect the validity or enforceability of the remaining terms and provisions of this Agreement, which will remain in full force and effect.

        Having read the foregoing, having fully understood and agreed to the terms and provisions of this Agreement, consisting of this and seven (7) other typewritten pages, having been advised by independent legal counsel and intending to be bound hereby, the parties voluntarily and of their own free will execute this Agreement as follows:

PLEASE READ CAREFULLY. THIS SETTLEMENT AGREEMENT AND RELEASE OF CLAIMS INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

DATED:	4/23/07	By	/s/ STACEY PETERSON
STACEY PETERSON
Approved as to form:		COOMBS & DUNLAP, LLP
DATED:	April 24, 2007	By	/s/ CYNTHIA P. SMITH
CYNTHIA SMITH Attorneys for STACEY PETERSON
INTERNET BRANDS, INC.
DATED:	April 24, 2007	By	/s/ B. LYNN WALSH
B. LYNN WALSH, Exec. VP And General Counsel, INTERNET BRANDS, INC.
Approved as to form:		LITTLER MENDELSON P.C.
DATED:	April 25, 2007	By	/s/ STEVEN A. GROODE
STEVEN A. GROODE Attorneys for INTERNET BRANDS, INC.

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SEVERANCE AGREEMENT AND RELEASE OF CLAIMS